Exhibit 99.2
Adams Respiratory Therapeutics Issues Reexamination Update
CHESTER, N.J., Dec. 7 /PRNewswire-FirstCall/ — Adams Respiratory Therapeutics, Inc. (Nasdaq: ARxT) today announced that the United States Patent and Trademark Office (USPTO) has substantially completed the first phase of the reexamination proceeding relating to one of the Company’s two patents covering its guaifenesin delivery system. The USPTO patent reexamination proceeding was previously disclosed in company press releases and in public filings with the Securities and Exchange Commission.
In response to the Company’s latest request for reconsideration, the USPTO continues to reject most of the claims of U.S. Patent No. 6,372,252 (the ’252 patent) relating to oral solid, 600 mg and 1200 mg extended-release guaifenesin products. However, the USPTO has indicated that five claims of the ’252 patent are allowable.
Adams can continue to pursue additional claims through an appeal process. The Company has submitted a formal notice of appeal to the Board of Patent Appeals and Interferences at the USPTO. Adams believes that from this point forward, the reexamination process could take up to as much as four additional years, including the potential for two separate appeals processes. During the course of the reexamination process and the appeals process, the ’252 patent remains in full force and effect.
This reexamination process does not include Adams’ second patent, U.S. Patent No. 6,955,821, which also covers oral solid, 600 mg and 1200 mg extended-release guaifenesin products.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
SOURCE Adams Respiratory Therapeutics, Inc.
CONTACT: Investor\Media Contact: Janet M. Barth of Adams Respiratory
Therapeutics, Inc., +1-908-879-2428/
/Web site: http://www.adamsrt.com /
(ARXT)